Exhibit 99.1

BRUSH ENGINEERED MATERIALS RAISES FIRST QUARTER OUTLOOK

Cleveland, Ohio — April 3, 2006 — Brush Engineered Materials Inc. (NYSE — BW) today increased its first quarter 2006 outlook due to stronger demand across most of its markets.

The Company expects sales for the quarter to be in the range of $163.0 to $168.0 million, up approximately 25% to 29% compared to the first quarter of the prior year. Earnings are expected to be in the range of $0.25 to $0.30 per share, up $0.03 to $0.08 per share compared to the prior year. The Company had previously expected a first quarter sales range of $148.0 to $158.0 million and an earnings range of $0.18 to $0.23 per share.

Throughout the first quarter, the Company has been experiencing stronger than expected demand in its major markets including telecommunications and computer, magnetic data storage, and industrial components. New product applications in magnetic data storage, wireless photonics, handset, semiconductor, oil and gas, and aerospace have also made good progress thus far in 2006.

As was previously announced, sales in the first quarter of the prior year included approximately $6.0 million of non-repeat high margin materials related to NASA’s James Webb Space Telescope program. This is being offset in the current quarter by sales from the acquisitions made subsequent to the first quarter of last year. It was also announced previously that the Company would be recording a quarterly provision for income tax which would negatively affect earnings comparisons to the prior year. That provision is included in the above forecast. On a pre-tax basis, earnings are expected to be in the range of $7.0 million to $8.5 million, or an increase of 46% to 77% compared to $4.8 million for the first quarter of the prior year.

Commenting on the improved outlook, Gordon D. Harnett, Chairman and CEO stated “I’m pleased with the progress we are making thus far in 2006. Most of our markets are stronger than expected and we are making outstanding progress with our new products and our initiatives to penetrate new markets. We’re also making progress with our initiatives to improve margins and our acquisitions are delivering stronger than expected results. While we expect the current strong demand to continue into the second quarter, our markets are subject to inventory swings and macro economic factors could yield a softer second half.”

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned herein:

•	The global and domestic economies;

•	The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being telecommunications and computer, magnetic and optical data storage, aerospace and defense, automotive electronics, industrial components and appliance;

•	Changes in product mix and the financial condition of customers;

•	Actual sales, operating rates and margins for the first quarter of 2006;

•	Our success in developing and introducing new products and applications;

•	Our success in integrating newly acquired businesses;

•	Our success in implementing our strategic plans and the timely and successful completion of any capital projects;

•	The availability of adequate lines of credit and the associated interest rates;

•	Other financial factors, including cost and availability of materials, tax rates, exchange rates, pension and other employee benefit costs, energy costs, regulatory compliance costs, and the cost and availability of insurance.

•	The uncertainties related to the impact of war and terrorist activities;

•	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations; and

•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects.

Brush Engineered Materials Inc. is headquartered in Cleveland, Ohio. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:	Media:

Michael C. Hasychak (216) 383-6823	Patrick S. Carpenter (216) 383-6835

http://www.beminc.com